CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and “Financial Statements” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our reports dated February 23, 2009 on Dreyfus Discovery Fund, Dreyfus Equity Growth Fund, Dreyfus Mid-Cap Growth Fund, Dreyfus Passport Fund and Dreyfus Global Growth Fund for the fiscal year ended December 31, 2008 which are incorporated by reference in this Registration Statement (Form N-1A Nos. 002-17531 and 811-01018) of Dreyfus Funds, Inc.

ERNST & YOUNG LLP

New York, New York April 24, 2009